Exhibit 99.1


     Oct. 1, 2003--After a recent satellite malfunction, Muzak has successfully restored service to all affected clients.

On September 19, 2003, approximately 35,000 Muzak client locations were affected by a high-voltage bus failure to Telstar 4, the satellite Muzak leases from owner operator, Loral Skynet.

Following immediate response procedures, Muzak was able to retransmit the affected signal to a backup satellite system within minutes of the outage. The backup satellite, AMC-1, is owned and operated by SES Americom. Muzak's national service network operated on 24-hour alert status until service was restored to all locations.

"We are very proud of our national service network and how they pulled together to restore music service to our clients," said David Moore, senior vice president of technical operations. "We appreciate our clients' patience and understanding through the process."


    CONTACT: Muzak LLC
             Kenny Kahn, 803-396-3087
             Cell: 803-524-6138
             kennyk@muzak.com